Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER EARNINGS

July 30, 2004

Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced net income of $1.4 million for the quarter ended June 30, 2004 compared to $1.0 million for the quarter ended June 30, 2003. For the six months ended June 30, 2004, First PacTrust Bancorp reported net income of $2.6 million, an increase of $623,000 or 31.1% compared to net income of $2.0 million for the six months ended June 30, 2003. First PacTrust Bancorp reported basic and diluted earnings per share of $.34 and $.33 for the quarter ended June 30, 2004 and $.60 and $.59 for the six months ended June 30, 2004, respectively. First PacTrust Bancorp reported both basic and diluted earnings per share of $.21 for the quarter ended June 30, 2003 and $.41 for the six months ended June 30, 2003.

Net interest income before provision for loan losses increased 9.4% to $5.1 million for the quarter ended June 30, 2004 as compared to $4.7 million for the second quarter of the prior year. Total interest income increased $966,000 to $7.8 million as compared to $6.9 million in the prior year’s second quarter, reflecting increased average loan balances on lower yielding loans. Total interest expense increased $0.5 million to $2.7 million from $2.2 million for the second quarter of the prior year resulting from higher market rates of interest as well as increases in the average balances of deposits and FHLB borrowings.

During the second quarter of 2004, a $148,000 provision for loan losses was made compared to $300,000 in the same period of the prior year. The decrease in the provision was a result of continued low levels of charge-offs and nonperforming assets. Although, nonperforming assets to total assets did increase slightly to .49% compared to .06% for the prior year’s quarter, much of the decrease in the provision was due to lower loan growth in the second quarter of 2004 than in the same period of 2003. The allowance for loan losses increased in the second quarter of 2004 to $4.4 million in response to the increased level of loans outstanding.

Noninterest expense increased $192,000 to $3.0 million for the second quarter of 2004 from $2.9 million over the prior year’s quarter. Significant contributing factors were increased compensation and benefits expense due to the establishment of the RRP plan in April 2003 and additional awards granted under the RRP plan in the second quarter of 2004, as well as an increase in number of employees primarily related to the opening of the new Rancho Bernardo branch in July of 2003.

Total assets increased by $41.0 million, or 6.6%, to $665.0 million at June 30, 2004 from $624.0 million at December 31, 2003. The increase reflected growth in loans receivable of $42.2 million, funded by an increase in deposits of $46.8 million.

Stockholders’ equity decreased $6.2 million to $78.3 million at June 30, 2004 from $84.5 million at December 31, 2003, with the purchase of 397,300 shares of treasury stock for $8.9 million and the payment of dividends of $852,000 primarily contributing to the decrease. Equity was increased by net income of $2.6 million.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with eight branches serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$7,827	$6,861	$15,570	$13,193
Total interest expense	2,726	2,200	5,332	4,227

Net interest income	5,101	4,661	10,238	8,966
Provision for loan losses	148	300	256	628

Net interest income after provision for loan losses	4,953	4,361	9,982	8,338
Noninterest income	452	326	783	564
Noninterest expense	3,048	2,856	6,155	5,406

Income before taxes	2,357	1,831	4,610	3,496
Income tax provision	926	785	1,984	1,493

Net income	$1,431	$1,046	$2,626	$2,003

Earnings per share
Basic	$34	$.21	$.60	$.41

Diluted	$33	$.21	$.59	$.41

	June 30, 2004	December 31, 2003
	(In thousands)
Selected Financial Condition Data
Total assets	$664,991	$623,964
Cash and cash equivalents	11,462	11,575
Loans receivable, net	629,430	587,251
Securities available for sale	5,554	6,419
Deposits	436,702	389,925
Advances from Federal Home Loan Bank	145,000	147,000
Stockholders’ equity	78,245	84,539

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Selected Financial Ratios (1)

Return on average assets	.87%	.80%	.81%	.80%

Return on average equity	7.23	4.69	6.45	4.53

General and administrative expenses to average assets	1.85	2.19	1.91	2.15

Efficiency ratio (2)	54.96	57.27	55.92	56.73

Net interest margin	3.18	3.67	3.26	3.77

	As of June 30, 2004	As of June 30, 2003
Non-performing assets to total assets (3)	.49%	.06%

Book value per common share (4)	$18.58	$18.34

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income less gain on sale of securities.
(3)	Consists of assets 90 days past due.
(4)	Represents total equity divided by total shares outstanding excluding unearned ESOP shares and unearned stock awards.